EX-99.h.4

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

March     , 2007

Delaware Group Global & International Funds
2005 Market Street
Philadelphia, PA 19103

Re:                   Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of Delaware Emerging Markets Fund, Delaware Global Value Fund, and Delaware International Value Equity Fund (collectively, the “Funds”), which are series of Delaware Group Global & International Funds, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Delaware Emerging Markets Fund’s and Delaware Global Value Fund’s Class A Shares and Class R Shares and the Delaware International Value Equity Fund’s Class R Shares, so that such Funds’ Rule 12b-1 (distribution) fees will not exceed the amounts indicated below for the period April 1, 2007 through March 31, 2008:

Fund	Expense Limitation
Delaware Emerging Markets Fund
Class A	0.25%
Class R	0.50%
Delaware Global Value Fund
Class A	0.25%
Class R	0.50%
Delaware International Value Equity Fund
Class R	0.50%

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:
Name:
Title:
Date:
Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Global & International Funds

By:
Name:
Title:
Date: